Exhibit 21.1
SUBSIDIARIES OF ALEXION PHARMACEUTICALS, INC.
Alexion Cambridge Corporation is organized in the State of Delaware
Alexion Delaware Holding LLC is organized in the State of Delaware
Alexion Pharma Argentina SRL is organized in Argentina
Alexion Pharmaceuticals Australasia PTY LTD is organized in Australia
Alexion Pharma Belgium Sprl is organized in Belgium
Alexion Services Europe Sprl is organized in Belgium
Alexion Bermuda L.P. is organized in Bermuda
Alexion Bermuda II L.P. is organized in Bermuda
Alexion Farmacêutica Brasil Importação e Distribuição de Produtos e Serviços de Administração de Vendas Ltda. (doing business as Alexion Brasil) is organized in Brazil
Alexion Farmacêutica América Latina Serviços de Administração de Vendas Ltda. (doing business as Alexion Latina America) is organized in Brazil
Alexion Pharma Canada Corp. is organized in Canada
Alexion Montréal Corp. is organized in Canada
Alexion (Shanghai) Company Limited is organized in Shanghai
Alexion Pharma Colombia SAS is organized in Colombia
Alexion Europe SAS is organized in France
Alexion Pharma France is organized in France
Alexion Pharma Germany GmbH is organized in Germany
Alexion Business Services Private Limited is organized in India
Alexion Pharma Israel Ltd. is organized in Israel
Alexion Pharma Italy Sarl is organized in Italy
Alexion Pharma GK is organized in Japan
Alexion Pharma Mexico, S. de R.L. de C.V. is organized in Mexico
Alexion Holding B.V. is organized in the Netherlands
Alexion Pharma Netherlands B.V. is organized in the Netherlands
Alexion Pharma OOO is organized in Russia
Alexion Pharma Spain S.L. is organized in Spain
Alexion Pharma Nordics AB is organized in Sweden
Alexion Pharma International Sàrl is organized in Switzerland
Alexion Ilaç Ticaret Limited Þirketi is organized in Turkey
Alexion Pharma UK is organized in the United Kingdom